EXHIBITS 10.3

WITHDRAWAL AGREEMENT

This Agreement is by and among ABF Freight System, Inc. (“Employer”), Teamsters Locals 170, 191, 251, 340, 404, 443, 493, 597, 633, 653, 671 and 677 affiliated with the International Brotherhood of Teamsters (“Unions”), in their capacity as the collective bargaining representatives for Employer’s employees represented by the Union (“Employees”) and the Trustees of the New England Teamsters and Trucking Industry Pension Fund (the “Pension Fund”).

1.	The Employer, Pension Fund and the Unions agree that the effective date of this Agreement is retroactive to September 30, 2011, although it will be fully executed no later than July 31, 2018.

2.

The Pension Fund further confirms that the Employer shall have permanently ceased to have any obligation to contribute to the Pension Fund as of 11:59 PM on September 30, 2011 and that, as of that time, the Employer shall have withdrawn from the Pension Fund in a complete withdrawal within the meaning of ERISA §4203 during Plan Year ending September 30, 2011.

3.	The Pension Fund also confirms that the Employer has made all required contributions to the Pension Fund for all hours worked by its Employees through September 30, 2011.

4.

The Pension Fund and the Employer recognize that there is a disagreement between them with respect to the amount of the withdrawal liability owed by the Employer.  Both parties also recognize that litigation will produce an uncertain result and will be costly and time consuming. Therefore, rather than engage in expensive and lengthy litigation, the Pension Fund and the Employer agree, as a compromise of their respective positions, that as of 11:59 PM on September 30, 2011, the Employer’s withdrawal liability for a complete withdrawal during Plan Year ending September 30, 2011 is $47,671,111 and shall consist of a lump sum payment of $15,130,796 (the “Closing Lump Sum”) representing, as of August 1, 2018,  eighty three (83) months of retroactive withdrawal liability payments, including interest, plus two hundred and seventy seven (277) monthly payments of $132,420 each month, commencing on September 1, 2018.  The Employer’s payment obligation shall be subject to the provisions of ERISA §4219(c)(5).  The Pension Fund acknowledges and agrees that upon payment of the Closing Lump Sum of $15,130,796 (to be paid no later than August 31, 2018) and completion of the above-referenced two hundred and seventy seven (277) monthly payments, the Employer will have satisfied in full any and all complete and/or partial withdrawal liability owed to the Pension Fund or incurred by the Employer; provided, however, that the Employer acknowledges that such payments would not satisfy any additional liability that could be imposed on the Employer under ERISA §4219(c)(1)(D) in the event of a mass withdrawal that occurs within the period described in ERISA §4219(c)(1)(D),  based on a withdrawal by the Employer as of the date on which this Agreement is fully executed.    The Pension Fund and the Employer agree that this Paragraph 4 constitutes the notification to the Employer of its withdrawal liability and schedule for liability payments, and the demand for payment in accordance with the schedule, required under ERISA §4219(b)(1).  All payments made by or on behalf of the Employer pursuant to this Paragraph 4 shall be treated as withdrawal liability payments under ERISA §§4201 through 4225.

Notwithstanding the foregoing, the Employer shall be entitled at any time to prepay the present value of the then outstanding amount of the unpaid monthly withdrawal liability payments set forth in this Agreement, in whole or in part, in a lump sum payment utilizing the discount rate of the ten year United States Treasury Note, in effect on the date of the payment by the Employer, plus two (2) percent, based on a remaining term of the number of months, if any, between the lump sum payment date and three hundred (300) months from September 30, 2011 (the “Potential Future Lump Sum”).

5.

The Pension Fund and the Union agree that payment of the lump sum of $15,130,796 and completion of the two hundred and seventy seven (277) monthly payments -- or the full prepayment of the withdrawal liability set forth in Paragraph 4 -- will constitute a complete and total accord and satisfaction of any and all claims for withdrawal liability, mass withdrawal liability that may occur in the so-called Alternative Plan entered into by the Employer on August 1, 2018 pursuant to the companion Reentry Agreement, contributions, minimum funding obligations, surcharges and other payments that the Employer may be obligated to make to the Pension Fund with respect to its participation as a contributing employer in the Pension Fund under the terms of the Pension Fund or applicable law (including, without limitation, the Pension Protection Act of 2006, as amended, the Multiemployer Pension Reform Act of 2014), including, without limitation, any additional liabilities attributable to the so-called Alternative Plan or other contributing or former contributing employers, and excepting only any liability that could be imposed on the Employer under ERISA §4219 (c)(1)(D) in the event of a mass withdrawal that occurs within the period described in ERISA §4219(c)(1)(D) based on a withdrawal by the Employer as of the date on which this Agreement is fully executed.  Notwithstanding the foregoing, if the Employer effects a partial withdrawal (other than within the meaning of ERISA §4205(a)(1)) from the so-called Alternative Plan as a New Employer, the Employer is not subject to any increased payments under this Paragraph 5.

6.

The Pension Fund also represents and warrants, except as provided for in Paragraph 7, that it does not have any rules pursuant to ERISA §4219(c)(5)(B) and that there is no event, other than failure to make a scheduled payment that is not cured within the time period prescribed by ERISA §4219(c)(5)(A), that would permit the Pension Fund to require immediate payment of the Employer’s withdrawal liability, as determined under Paragraph 4.

7.

In the event the Employer or the Employer’s successors, assigns or purchasers of Employer’s assets under ERISA §4204 (“Successor Employer”), if any, withdraws from the so-called Alternative Plan as a New Employer for reasons other than those contained in Paragraph 9 of the companion Reentry Agreement entered into by the parties effective on August 1, 2018,  the Pension Plan and the Employer agree that the remaining monthly payments under Paragraph 4 that have yet to be paid at the time of withdrawal from the so-called Alternative Plan shall be increased on a monthly basis in an amount, commencing on the first day of the first monthly payment date following the withdrawal from the so-called Alternative Plan by the New Employer (or by the Employer’s successors, assigns or purchasers of Employer’s assets under ERISA §4204, if any) in order to make certain that entire amount of withdrawal liability of $89,470,080 is fully paid within two hundred and forty (240) months from September 30, 2011.  In no event, however, will the amount of  (i) the monthly payments paid under Paragraph 4 plus (ii) the monthly payments due under this Paragraph 7 be less than or exceed $89,470,080, which is the amount that would have been payable by the Employer under ERISA §§4203 and 4219, based on a complete withdrawal utilizing the actuarial assumptions and methods (including but not limited to interest rate, mortality and attrition assumptions) used by the Pension Fund for determining withdrawal liability as of date on which this Agreement is fully executed.  Notwithstanding the foregoing, in the Employer effects a partial withdrawal (other than within the meaning of ERISA §4205(a)(1) from the so-called Alternative Plan as a New Employer, the Employer is not subject to any increased payments under this Paragraph 7.

In the event the Employer elects to pay in a lump sum its withdrawal liability as set forth in Paragraph 4  (Potential Future Lump Sum) and, subsequent thereto, the Employer or Employer’s Successor Employer, if any, completely withdraws or completely ceases its participation in the Pension Fund, for any reason other than those reasons contained in Paragraph 9 of the Reentry Agreement entered into by the Parties effective on August 1, 2018, within the period of ten (10) years from the payment of the Closing Lump Sum,  the Pension Fund and the Employer agree that the Employer or Successor Employer, if any, shall pay, in a lump sum payment, the difference between the sum of (i) the Closing Lump Sum, (ii) any monthly payments or other pre-payments made prior to the payment of the Potential Future Lump Sum, and (iii) the Potential Future Lump Sum amount previously paid to the Fund and $47,671,111 (“Remaining Obligation”) within sixty (60) days of the complete withdrawal to the Pension Fund.  In the event the Employer’s Successor Employer, if any, fails or refuses to remit the lump sum for the Remaining Obligation within sixty (60) days of written demand by the Pension Fund, the Employer shall be responsible for said payment.

In the event the Employer elects to pay in a lump sum the withdrawal liability as set forth in Paragraph 4 (Potential Future Lump Sum) and, subsequent thereto, the Employer or Employer’s Successor Employer, if any, completely withdraws or completely ceases its participation in the Pension Fund, (a) at any time, for any reason contained in Paragraph 9 of the companion Reentry Agreement entered into by the Parties effective on August 1, 2018, or (b) at any time  after the period of ten (10) years from the payment of the Closing Lump Sum, the Pension Fund and the Employer agree that no additional monies shall be due the Fund from either the Employer or the Employer’s Successor Employer, if any.

8.

Each party represents and warrants that this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of the party enforceable in accordance with its terms.  This Agreement may be executed in counterparts, and each such duly executed counterpart shall be of the same validity, force and effect as the original. Signature pages may be transmitted by facsimile or by electronic mail of a PDF document created from the originally signed document.

IN WITNESS WHEREOF, the parties have caused their hands and seals to be set as of the dates written below.

ABF FREIGHT SYSTEM, INC.

By:
Date		Tim Thorne, President

TEAMSTERS LOCAL 170

By:
Date		Shannon R. George, Secy/Treas. and
Principal Officer

TEAMSTERS LOCAL 191

By:
Date		Edward Rooney, President and Principal
Officer

TEAMSTERS LOCAL 251

By:
Date		Matt Taibi, Secy/Treas. and Principal
Officer

TEAMSTERS LOCAL 340

By:
Date		Brett Miller, President and Principal
Officer

TEAMSTERS LOCAL 404

By:
Date		Frank Rossi, President and Principal
Officer

TEAMSTERS LOCAL 443

By:
Date		Salvatore Abate, Secy/Treas. and Principal
Officer

TEAMSTERS LOCAL 493

By:
Date		Thomas Schlink, Secy/Treas. and Principal
Officer

TEAMSTERS LOCAL 597

By:
Date		Tony St. Hilaire, Secy/Treas. and Principal
Officer

TEAMSTERS LOCAL 633

By:
Date		Jeffrey Padellaro, Secy/Treas. and Principal
Officer

TEAMSTERS LOCAL 653

By:
Date		Brian McElhinney, Secy/Treas. and
Principal Officer

TEAMSTERS LOCAL 671

By:
Date		David Lucas, Secy/Treas. and Principal
Officer

TEAMSTERS LOCAL 677

By:
Date		John Capobianco, Secy/Treas. and Principal Officer

TRUSTEES OF THE NEW ENGLAND
TEAMSTERS & TRUCKING INDUSTRY
PENSION FUND

By:
Date		Sean M. O’Brien, Co-Chairman
Union Trustees

By:
Date		Frank Keller, Co-Chairman
Employer Trustees